UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2008 (May 20, 2008)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, CA 95110
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 1.02. Termination of a Material Definitive Agreement

Item 1.01. Entry into a Material Definitive Agreement.
Real Estate Purchase
In anticipation of the expiration of the lease for the corporate headquarters of Brocade Communications Systems, Inc. (“Brocade”) in San Jose, California on August 31, 2010, on May 23, 2008, Brocade purchased property located in San Jose, California, pursuant to a real estate agreement with MFP/Hunter@First Office Partners, LLC (the “Seller”) dated April 24, 2008. The property consists of three unimproved building parcels that are entitled for approximately 562,000 square feet of space in three buildings. The total purchase price for the property is $50.9 million. In connection with the purchase, Brocade also has engaged MFP/Hunter@First Development Partners, LLC, an affiliate of the Seller, as development manager to manage the development and construction of improvements on the property pursuant to a development services agreement (the “Development Services Agreement”), effective as of May 23, 2008. Subject to the terms of the Development Services Agreement, Brocade’s obligation for development and construction of three buildings and a parking garage on the purchased property is approximately $173 million (in addition to the purchase price), payable in various installments over approximately the next 27 months.
Depending on the market or other circumstances, Brocade may evaluate entering into a sale-leaseback transaction with respect to the property and buildings at a future date.
In connection with the purchase and pursuant to the terms of an option agreement between the Brocade and Seller, effective as of May 23, 2008, Brocade also obtained a four-year option, exercisable at Brocade’s sole discretion, to purchase a fourth unimproved approximate 4 acre parcel for a fixed price of approximately $26 million.
OEM Agreement with EMC
On May 20, 2008, Brocade and certain of its subsidiaries entered into a new OEM Purchase and License Agreement (the “OEM Agreement”) with EMC Corporation (“EMC”) and certain of its subsidiaries that effectively amends, restates and thereby supercedes Brocade’s previous agreement with EMC and the previous agreement between McDATA Corporation (“McDATA”) and EMC.
The initial term of the OEM Agreement is three years and will automatically renew for additional one year periods after the initial term unless either party provides notice of its intent to terminate at least 180 days prior to the start of the next renewal period. Under the terms of the OEM Agreement, Brocade agrees to sell and/or license to EMC certain Brocade data communication equipment, including Brocade’s director and switch products, and associated software and services. Brocade will also provide certain technical support and training for certain major product releases. The OEM Agreement is non-exclusive, and the parties may enter into similar agreements with other parties. The OEM Agreement will not obligate EMC to purchase any products, services or support from Brocade. Brocade appoints EMC to market and distribute the products and services and to sublicense, market, distribute and demonstrate the certain software directly or indirectly through resellers or distributors worldwide. Any of EMC’s divisions or plants may purchase products, materials, professional services, replacements, license software and repair and refurbishment services from Brocade under the OEM Agreement. The products will be distributed under the EMC brand name.
Item 1.02. Termination of a Material Definitive Agreement.
As noted above, on May 20, 2008, EMC and Brocade agreed to terminate the Purchase Agreement for Product dated January 25, 2000, as amended, between Brocade and EMC, as well as the OEM Purchase and License Agreement between McDATA and EMC, dated May 19, 2000, as amended, in connection with Brocade’s entry into the OEM Agreement on May 20, 2008.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: May 27, 2008	By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer and Vice President, Finance